Exhibit 10.1
AMENDMENT TO THE IRON MOUNTAIN INCORPORATED
2002 STOCK INCENTIVE PLAN
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As adopted by resolution of the
Board of Directors on March 31, 2010
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1.  Section 7 of the Iron Mountain Incorporated 2002 Stock Incentive Plan, as previously amended (the “2002 Plan”), is amended and restated in its entirety as follows:

7.  STOCK GRANTS AND AWARDS

(a)  Types of Stock Grants and Awards.

(1)  Restricted Stock and Restricted Stock Units.  The Committee may grant or award shares of Common Stock, with or without restrictions (with restrictions, “Restricted Stock”), and/or Restricted Stock Units.  Restricted Stock Units are a right to receive shares of Common Stock (or their then value) at a specified future time.

(2)  Performance Stock and Performance Units.  The Committee may grant or award shares of Common Stock in the form of Performance Shares and/or Performance Units.  A Performance Share is an award of shares of Restricted Stock, the vesting of which is based on the satisfaction of applicable Performance Goals (as defined below).  A Performance Unit is a right to receive shares of Common Stock (or their then value) at a specified future time and based on the satisfaction of applicable Performance Goals.

(3)  Form of Payment.  Restricted Stock Units and Performance Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its discretion, shall determine at the grant date.

(b)  Procedures relating to Stock Grants and Awards.  A Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance Share Agreement or Performance Unit Agreement shall evidence the applicable Award and shall contain such terms and conditions as the Committee shall provide.

A holder of a Stock Grant without restrictions, Restricted Stock or Performance Shares shall, subject to the terms of any applicable agreement, have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends; provided, however, that the Committee may provide that dividends will not be paid with respect to unvested Performance Shares.  Certificates representing Common Stock subject to restrictions shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the applicable agreement, and, unless the Committee provides otherwise with respect to an Award, the Optionee shall be required to deposit the certificates with an escrow agent designated by the Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank.

Except as otherwise provided in this Section 7, Restricted Stock and Performance Shares shall become freely transferable by the Optionee after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

(c)  Additional Matters Relating to Restricted Stock Units and Performance Units.

(1)  Delivery.  Provided the Optionee’s employment or service relationship has not terminated as of the end of the applicable Performance Period (as defined below) and following the written determination of the Committee of the satisfaction of the applicable Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of a Restricted Stock Unit or Performance Unit Award shall occur, but in no event later than the 15th day of the third month following the close of the year in which the Performance Period ends.  The Committee may, in its discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

In the case of an Award of Restricted Stock Units not subject to Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of the Restricted Stock Unit shall occur as of the date specified in the applicable agreement, but in no event later than the 15th day of the third month following the close of the year in which vesting under the applicable agreement occurs.

(2)  Dividend Equivalents for Restricted Stock Units and Performance Units.  With respect to each Restricted Stock Unit and Performance Unit, the Committee may grant a Dividend Equivalent Unit to any Optionee upon such terms and conditions as it may establish.  Each Dividend Equivalent Unit will entitle the Optionee, at the time of the settlement of the Award, to an additional payment equal to the dividend paid on a share of Common Stock by the Company during the period in which the Restricted Stock Unit or Performance Unit remained outstanding.  The Dividend Equivalent Unit may be settled in cash, additional shares of Common Stock or a combination thereof.

(d)  Restrictions Relating to Stock Grants and Awards.

(1)  In General.  The Committee may, in its discretion, impose such conditions and/or restrictions on any Award pursuant to this Section 7 as it may deem advisable including, without limitation, a requirement that an Optionee pay a stipulated purchase price for each share of Common Stock awarded or underlying an Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Award.

(2)  Satisfaction of Performance Goals.  After the applicable period (the “Performance Period”) during which the Performance Goals must be met in order to determine the payout and/or vesting of Performance Shares or Performance Units has ended, restrictions on Performance Shares and delivery or payment with respect to Performance Units shall be made, based on the partial or full satisfaction of the Performance Goals.  The Committee may, at the time the Performance Shares or Performance Units are granted, provide that additional Performance Shares or Performance Units may be awarded in the event the applicable Performance Goals are exceeded.  The minimum duration of a Performance Period shall be one year, but may be longer, as determined by the Committee at the time the Award is granted.

(3)  Committee Determination.  The extent to which Performance Goals are met will be determined solely by the Committee, which determination will establish the amount of Performance Shares and/or Performance Units that will be paid out to the Optionee and the extent to which any restrictions will lapse; provided, however, that the conditions on the lapse of any restriction will not be structured in a manner that will cause the Award to fail to satisfy the “performance-based compensation” exception requirements of Section 162(m) of the Code.

(e)  Definition of Performance Goals.  Before 25% of the Performance Period has elapsed (or within 90 days of a grant date, if earlier), the Committee shall establish the criteria for Performance Goals.  Such criteria may be based on any one or more of the following business criteria:  EBITDA; OIBDA; adjusted OIBDA or Contribution; gross revenues; growth rate; capital spending; free cash flow; operating income (before or after taxes); attaining budget; return on total or incremental invested capital; gross profit or margin; operating profit or margin; net earnings (before or after taxes); earnings per share; adjusted earnings per share; net income; share price (including but not limited to growth measures and total shareholder return); return on assets, return on equity, return on sales or return on revenue; other cash flow measures (including operating cash flow, cash flow return on equity, cash flow return on investment and free cash flow before acquisitions and discretionary investments); productivity ratios or metrics; market share; customer satisfaction; working capital targets; organizational or transformational metrics; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures, international development, and internal expansion.  Any such criteria, whether alone or in combination, may be applied on the basis of the Company and/or its Subsidiaries as a whole or on any business unit of the Company and its Subsidiaries and may be measured directly or by comparing the result to:  (i) the performance of a group of competitor companies; (ii) a published or special index determined by the Committee; or (iii) other benchmarks determined by the Committee.

The Committee shall make further adjustments as necessary to eliminate the effect on the stated performance goals of unplanned acquisitions, changes in foreign exchange rates, discrete tax items identified by the Committee, changes in accounting standards and variances to planned annual incentive compensation expense.

If the Performance Goals are not fully achieved, the Committee may provide that less than 100 percent of an Award may be payable but in no event shall the amount of any such Award be increased after it has been established and after 25% of the Performance Period has elapsed (or more than 90 days from the grant date, if earlier).

Notwithstanding the requirements of this Section 7, the Committee may make an Award that is not intended to satisfy the performance-based compensation requirements of Section 162(m) of the Code and base performance or vesting on criteria other than those set forth in this Section 7(e).  Further, in the event that applicable tax laws change and give the Committee the discretion to alter the Performance Goals without obtaining shareholder approval for purposes of complying with the performance-based compensation exception to Section 162(m) of the Code, the Board may make any such changes without obtaining shareholder approval.

(f)  Effect of Cessation of Employment or Service Relationship.  Each Agreement underlying an Award of Restricted Stock or Performance Shares shall set forth the extent to which the Optionee shall have the right to retain the Award following termination of the Optionee’s employment or other service relationship with the Company and its Subsidiaries.  Whether any such right shall apply to a particular Award shall be determined in the discretion of the Committee; provided, however, that the Committee may provide in an Award that accelerated vesting is precluded in order to satisfy the requirements of the performance-based exemption in Section 162(m) of the Code.

(g)  Limit on Award.  The total potential Award pursuant to this Section 7 that may be made to any single person under the Plan shall not exceed in any year the share limitation set forth in Section 3 in the case of a share-based Award or $7,500,000.

2.  The 2002 Plan is hereby further amended by adding the following new Section 7A:

SECTION 7A  CASH-BASED AND OTHER STOCK-BASED AWARDS

(a)  Types of Awards.  The Committee may grant cash-based awards or other types of equity-based or equity-related awards not otherwise described by the terms of this Plan to Optionees in such amounts and upon such terms as the Committee may determine.  Such awards may involve the transfer of actual shares of Common Stock to Optionees, a payment in cash or a combination of shares and cash.

(b)  Procedures relating to Awards.  Each Award pursuant to this Section 7A shall provide for the payment of a specific amount or range of cash or shares of Common Stock, as determined by the Committee.  The Committee may, in its discretion, provide that an Award pursuant to this Section 7A shall be contingent on the satisfaction of Performance Goals, as defined in Section 7.  If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Awards issued pursuant to this Section 7A will be paid out to the Optionee based on the extent to which the Performance Goals are met, all as set forth in Section 7(e).

An agreement shall evidence the applicable Award and shall contain such terms and conditions as the Committee shall provide in its discretion including, without limitation, a requirement that an Optionee pay a stipulated purchase price for each share of Common Stock awarded or underlying an Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Award.

  (c)  Delivery of Awards.  Provided the Optionee’s employment or service relationship has not terminated, at the end of the applicable Performance Period (as defined below) and following the written determination of the Committee of the satisfaction of the applicable Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of an Award pursuant to this Section 7A shall occur, but in no event later than the 15th day of the third month following the close of the year in which the Performance Period ends.  The Committee may, in its discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

(d)  Effect of Cessation of Employment or Service Relationship.  Each Agreement underlying an Award pursuant to this Section 7A shall set forth the extent to which the Optionee shall have the right to retain the Award following termination of the Optionee’s employment or other service relationship with the Company and its Subsidiaries.  Whether any such right shall apply to a particular Award shall be determined in the discretion of the Committee; provided, however, that the Committee may provide in an Award that accelerated vesting is precluded in order to satisfy the requirements of the performance-based exemption in Section 162(m) of the Code.

(e)  Limit on Award.  The total potential Award pursuant to this Section 7A that may be made to any single person under the Plan shall not exceed in any year in the aggregate $7,500,000.

3.  The third and fourth paragraphs of Section 11 of the 2002 Plan are each amended and restated in their entirety as follows:

Except as otherwise provided in the preceding paragraph, if while unexercised Options or Other Rights remain outstanding under the Plan the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation) or is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, or upon a Change of Control (as defined herein), then, except as otherwise specifically provided to the contrary in an Optionee’s Stock Option Agreement, Restricted Stock Agreement, SAR Agreement or similar agreement, the Committee may in its discretion amend the terms of all outstanding Options and Other Rights so that either:

(a) After the effective date of such merger, consolidation, sale or Change of Control, as the case may be, each Optionee shall be entitled upon exercise of an Option or upon settlement of an Other Right to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he would have been entitled pursuant to the terms of the merger, consolidation, sale or Change of Control if he had been the holder of record of the number of shares of Common Stock as to which the Option or Other Right is being exercised or relates, or shall be entitled to receive from the successor entity a new stock or other equity grant, stock option or stock appreciation right of comparable value; or

(b) All outstanding Options and Other Rights (other than Other Rights that involved the issuance of Common Stock on the grant date) shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, as the case may be, provided that each Optionee shall have the right to exercise (if applicable) any such Option or Other Right according to its terms during the period of twenty (20) days ending on the day preceding the effective date of such merger, consolidation, liquidation, sale or Change of Control; or

(c) All outstanding Options and Other Rights (other than Other Rights that involved the issuance of Common Stock on the grant date) shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, as the case may be, in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option or Other Right been exercised (if applicable and to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation, liquidation, sale or Change in Control, less the exercise price therefor.  Upon receipt of such consideration by the Optionee, any such Option or Other Right shall immediately terminate and be of no further force and effect.  The value of the stock or other securities the Optionee would have received if any such Option or Other Right had been exercised shall be determined in good faith by the Committee, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 5(b).

In addition to the foregoing, the Committee may in its discretion amend the terms of an Option or Other Right by cancelling some or all of the restrictions on exercise or vesting (as applicable) to permit its exercise to a greater extent or vesting faster than that permitted under its existing terms.

4.  Section 13 of the 2002 Plan shall be amended by adding the following new Subsection (g):

(g)  Compliance with Section 409A.  It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code.  The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A.

5.  Except as hereinabove amended, the provisions of the 2002 Plan shall remain in full force and effect.